Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
January 29 , 2020	David D. Brown
(276) 326-9000

First Community Bankshares, Inc. Announces Quarterly Dividend

Bluefield, Va., Jan. 29, 2020 (Globe Newswire) — On January 28, 2020, the Board of Directors of First Community Bankshares, Inc. declared a quarterly cash dividend to common shareholders of twenty-five cents ($0.25) per common share, an increase of four cents ($0.04), or 19.05%, over quarter dividend declared in the fourth quarter of 2018. The quarterly dividend is payable to common shareholders of record on February 7, 2020, and is expected to be paid on or about February 21, 2020. The current year marks the 35th consecutive year of regular cash dividends paid to shareholders.

About First Community Bankshares, Inc.

First Community Bankshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operated 58 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee as of December 31, 2019. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. Additional investor information is available on the Company’s website at www.firstcommunitybank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.